Exhibit 99.2

December 31, 2014
Quarterly Conference Call
Summary of Quarterly Results

Date: January 29, 2015

Net income for the quarter was $18.5 million, or $2.01 per diluted share compared to $23.0 million or $2.10 per share for the prior year third quarter. This represents a 19.4% decrease in net income and a 4.2% decrease in diluted earnings per share when comparing the two quarterly periods. For the first nine months of fiscal 2015, net income was $62.3 million, or $6.64 per diluted share, representing a 7.9% decrease in net income and an 11.0% increase in EPS. The Company’s EPS continues to benefit from our ongoing share repurchase program. During the first nine months of fiscal 2015, we repurchased 800,291 shares of common stock on the open market at an aggregate purchase price of approximately $63.4 million. These repurchases, combined with the 2.1 million shares repurchased during fiscal 2014, have been and should continue to be very accretive to per share earnings. At December 31, 2014, there remained approximately $13.4 million in Board repurchase authorizations, and subject to the observance of blackout periods and other criteria we consider in evaluating share repurchases, we intend to continue our share repurchase program.

Gross loans amounted to $1.263 billion at December 31, 2014, a 0.1% decrease over the $1.264 billion outstanding at December 31, 2013 and a 13.5% increase since the beginning of the fiscal year. The third quarter’s growth rate in loans continued the trend seen during the first half of the year, which reflects the lower demand seen in our US operations. The number of loans to first time borrowers in the US was approximately 233,000 during the first nine months, a 5.7% decrease from the approximately 247,000 during the same period of the prior fiscal year. The mix in our loan portfolio has also continued to shift over the past 12 months and at December 31, 2014 consisted of 61.2% small loans, 37.9% larger loans and 0.9% sales finance. This compared to 63.6%, 35.3% and 1.2% at December 31, 2013. As discussed in our 10-Q for the period ended September 30, 2014, the Company has decided to wind down our sales finance business. As a result of that decision, our sales finance receivables decreased $3.0 million from $14.8 million at December 31, 2013 to $11.8 million at December 31, 2014. Additionally, the overall 0.1% decrease in loan balances resulted from a 0.8% decrease in accounts and a 0.7% increase in average balance per loan outstanding.

While acquisitions have become a less significant part of our overall growth strategy, the Company purchased two loan portfolios and two small offices during the first nine months of fiscal 2015 consisting of $1.7 million in gross loans. This was very similar to the acquisition activity during the first nine months of fiscal 2014, which consisted of 7 transactions and $1.0 million in gross loans.

The expansion of our branch network during the first nine months of the fiscal year was in line with our projections. We began fiscal 2015 with 1,271 offices, opened 49, acquired 2 and merged 8, giving us a total of 1,314 offices at December 31, 2014. We have merged more offices during the year than we have in previously years. We are in the process of reviewing underperforming offices and we have merged several into other offices as a result. We will likely merge additional underperforming offices in the future where it is appropriate.

Total revenue for the quarter amounted to $153.6 million, a 4.3% decrease over the $160.5 million during the third quarter of the prior fiscal year. Revenues for the first nine months of fiscal 2015 were $456.5 million, a 0.2% increase over the prior year period. Revenues for the quarter and period were negatively impacted by a shift in the mix of our loan portfolio to larger, lower yielding loans as well as lower volumes and a higher number of accounts 60+ days past due, which are no longer accruing revenue. Revenues from our Mexican operations were negatively impacted by a move in the exchange rate quarter over quarter as well as payments not being received from a union in the Guerrero region. Other income related to the sales finance business decreased $560 thousand quarter over quarter. Revenues from the 1,193 offices open throughout both nine month periods decreased by 0.7%.

Delinquencies and charge-offs will always be a primary concern of the Company. Accounts that were 61 days or more past due increased to 5.0% on a recency basis and to 6.7% on a contractual basis at the end of the current quarter, compared to 3.2% and 5.0%, respectively, at December 31, 2013. The increase in accounts that are 61 days or more past due is primarily a result of the change in our branch level incentive plan that was implemented in the second quarter. The accounts 61 days or more past due have decreased from 5.2% on a recency basis and to 7.0% on a contractual basis at September 30, 2014. Also, net charge-offs as a percentage of average net loans on an annualized basis decreased from 15.7% to 15.5% when comparing the two quarterly periods. This is in line with historical levels for the third quarter.

General and administrative expenses amounted to $80.6 million in the third fiscal quarter, a 4.2% increase over the $77.3 million in the same quarter of the prior fiscal year. As a percentage of revenues, our G&A increased from 48.2% during the third quarter of fiscal 2014 to 52.4% during the current quarter. This increase was partially due to the reversal of long term equity incentive accruals of $2.9 million in the prior year quarter resulting from the resignation of the President / COO during that quarter.  The Company also incurred an additional $600 thousand of legal expense in the current quarter compared to the prior year quarter. The additional legal expense primarily related to our response to a class action complaint filed in April of 2014. We do not expect to incur significant additional legal expense related to this complaint, as we have met our deductible under the related insurance policy. Our average G&A per open office decreased by 1.2% when comparing the two fiscal quarters.

We continue to be pleased with the progress being made in our Mexican operations. We now have approximately 145,000 accounts and approximately $99.4 million in gross loans outstanding. This represents a 5.8% increase in accounts and a 5.8% increase in ledger in US dollars over the last year. Mexico’s ledger increased 19.5% in Mexican pesos over last year. Revenues in Mexico grew by 3.6% in US dollars and 10.5% in Mexican pesos when comparing the two quarterly periods. The move in exchange rates also had a negative impact of approximately $900 thousand on the current quarter’s revenue compared to the prior year. Net charge-offs as a percent of average net loans on an annualized basis decreased from 18.8% to 16.4% when comparing the two quarters. Additionally, our 61+ day delinquencies are 10.8% and 14.4% on a recency and contractual basis, respectively, a change from 4.0% and 10.1%, respectively, as of the end of the prior year third quarter. The increase in delinquencies primarily relates to the Guerrero region as discussed below. During the current nine month period, excluding intercompany charges, pretax earnings amounted to $7.3 million, a 13.2% decrease over the $8.4 million in pretax earnings during the first nine months fiscal 2014.

Results in Mexico for the quarter were significantly impacted by non-payment delinquencies from a union in the Guerrero region. The associated increase in the aged accounts resulted in an additional provision of $1.8 million during the quarter. There was a total of $2.6 million reserved for accounts in the Guerrero region as of December 31, 2014. Further, these delinquencies had a negative impact on the amount of revenue recognized for the quarter. Revenue is not recognized on our payroll deduct loan product until payment is received due to the historical delays in receiving payments from unions. If we had received payments for all three months during the quarter we would have recognized an additional $400 thousand in revenue.

We have 137 offices open as of December 31, 2014; we opened 8 and merged four during the first nine months of fiscal 2015. At December 31, 2014, Mexico represents 10.4% of our branch office network, 7.9% of our gross loans outstanding, 8.9% of our first nine month revenue and 7.6% of our net earnings. We expect this profitability to continue to improve as we grow our outstanding receivables in our existing offices.

The Company’s return on average assets of 11.2% and return on average equity of 33.2% on a trailing 12 month basis continued their excellent historical trend during the first nine months fiscal 2015.

From a regulatory and legislative standpoint, which, the Company believes is its greatest risk factor, there was very little activity during the third fiscal quarter.

This transcript contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.